Exhibit 10.1

SIRVA INC.
MANAGEMENT INCENTIVE PLAN

(Effective as of January 1, 2003)
(Amended and Restated March 31, 2007)

1.                  Purpose.

The purposes of the Plan are to enable the Company and its Subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance. In addition, the Plan has been established to improve employee accountability for the financial performance of SIRVA and its Subsidiaries and to supplement the compensation packages offered by the Company with an incentive bonus for those Participants who achieve specific performance objectives. The Plan is also designed to assure that amounts paid to certain executive officers of SIRVA and its Subsidiaries will not fail to be deductible by the Company for Federal income tax purposes because of the limitations imposed by section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.

2.                  Definitions.

Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably and that each comprehends the others.

(a)   “Board” shall mean the Board of Directors of the Company.

(b)   “Committee” shall mean the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof consisting of two or more directors each of whom is an “outside director” within the meaning of Section 162(m), and “independent” under the New York Stock Exchange listing requirements.

(c)   “Company” shall mean SIRVA, Inc, a Delaware corporation, and any successor thereto.

(d)   “Covered Employee” shall have the meaning set forth in Section 162(m).

(e)   “Participant” shall mean (i) each Covered Employee and (ii) each other executive officer or key employee of the Company or a Subsidiary whom the Committee designates as a participant under the Plan.

(f)   “Performance Period” shall mean each fiscal year of the Company or shorter period, as determined by the Committee.

(g)   “Plan” shall mean this SIRVA, Inc. Management Incentive Plan, as set forth herein and as amended from time to time.

(h)   “Section 162(m)” shall mean Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (including any proposed regulations).

(i)   “Subsidiary” means any corporation in which the Company owns, directly or indirectly, stock representing 50% or more of the combined voting power of all classes of stock entitled to vote, and any other business organization, regardless of form, in which the Company possesses, directly or indirectly, 50% or more of the total combined equity interests in such organization.

3.                  Administration.

The Committee shall administer and interpret the Plan and shall establish such rules and procedures for its administration as it deems necessary or appropriate, provided that , in no event, shall the Plan be administered or interpreted in a manner which would cause any award intended to be qualified as performance-based compensation under Section 162(m) to fail to so qualify. The Committee shall establish the performance objectives for any Performance Period in accordance with Section 4 and certify whether such performance objectives have been obtained. Any determination, interpretation or other action made or taken by the Committee under the Plan shall be final, conclusive and binding. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct. The authority granted to the Committee pursuant to this Section 3 includes, but is not limited to, the ability to do any of the following: ( i ) to cause to be prepared all forms necessary or appropriate for the administration of the Plan; ( ii ) to keep appropriate books and records relating to the Plan; ( iii ) to determine amounts to be disbursed to Participants under the provisions of the Plan; ( iv ) to determine consistent with the provisions of the Plan, all questions of eligibility, rights, and status of Participants under the Plan; and ( v ) to interpret, in its sole discretion, all disputed questions of Plan interpretation and benefit eligibility.

4.                  Bonuses.

(a)             Performance Criteria.

(i)   Within 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus for such Performance Period. Unless the Committee determines at the time of grant not to qualify the award as performance-based compensation under Section 162(m), any such performance objectives will be based upon the achievement of one or more of the following criteria, as determined by the Committee: ( i ) revenue growth; ( ii ) earnings before interest, taxes, depreciation and amortization; ( iii ) earnings before interest, taxes and amortization; ( iv ) operating income; ( v ) pre- or after-tax income; ( vi ) cash flow; ( vii ) cash flow per share; ( viii ) net earnings; ( ix ) earnings per share; ( x ) return on equity; ( xi ) return on invested capital; ( xii ) return on assets; ( xiii ) economic value added (or an equivalent metric); ( xiv ) share price performance; ( xv ) total shareholder return; ( xvi ) improvement in or attainment of expense levels; ( xvii ) improvement in or attainment of working capital levels; ( xviii ) debt reduction; or ( xiv ) strategic and leadership goals (provided, however, that from and after January 1, 2007, strategic and leadership goals must be ( a ) able to be objectively determined for each participant such that an award based in whole or part on strategic and leadership goals would not fail to qualify as “qualified performance based compensation” under Treas. Reg. 1.162-27(e) promulgated under Section 162(m) of the Code, or ( b ) such goals are used solely by the Committee for the purposes of exercising its negative discretion pursuant to Section 4(d) hereof).

(ii)   Any of the performance objectives set forth above may measure performance on a Company wide basis or with respect to one or more business units, divisions or Subsidiaries, and either in absolute terms, relative to the performance of one or more similarly situated companies, relative to the performance of an index covering a peer group of companies, or other external measure of the selected performance criteria.

(iii)   In the application of performance objectives to bonus determinations under the Plan, the Committee may (i) make adjustments it deems advisable in order to give consideration to changes made in accounting rules, principles or methods, or extraordinary events, and make adjustments to financial performance measures in recognition of such occurrences, ( ii ) exclude special charges, restructuring charges, discontinued operations and unusual or infrequent accounting adjustments, restatements or reclassifications which they deem significant; provided that  such adjustments are identified in the Company’s financial statements or management’s discussion and analysis of financial condition and results of operations contained in the Company’s most recent annual report filed with the U.S. Securities and Exchange Commission pursuant to the Exchange Act; and provided further that any such adjustments or exclusions are stated and taken into account at the time the performance objectives for a particular Performance Period are determined in accordance with Section 4(a)(i) hereof.

(b)   Maximum Amount Payable.   If the Committee certifies in writing that any of the performance objectives established for the relevant Performance Period under Section 4(a) has been satisfied, each Participant who is employed by the Company or one of its Subsidiaries on the last day of the Performance Period for which the bonus is payable shall be entitled to receive an annual bonus in an amount not to exceed $3 million.

(c)   Partial Year Participation and Termination.

(i)   If an employee becomes a Participant with respect to any Performance Period after the beginning of such Performance Period, such Participant shall receive, if and when payments with respect to bonuses for such Performance Period are made under Section 5 hereof, a payment equal to a fraction of the value, as determined by the Committee pursuant to Section 4, of such Participant’s bonus (if any) with respect to such Performance Period. The numerator of such fraction shall be the number of days that such Participant was a Participant during such Performance Period and the denominator shall be the total number of days in such Performance Period.

(ii)   Unless otherwise determined by the Committee in its sole discretion at the time the performance criteria are selected for a particular Performance Period in accordance with Section 4(a), if a Participant’s employment terminates for any reason prior to the date on which a bonus is paid hereunder, such Participant shall forfeit all rights to any and all bonuses which have not yet been paid under the Plan; provided that  if a Participant’s employment terminates as a result of death, disability or retirement (as defined under any retirement plan of the Company or a Subsidiary) after the end of a Performance Period but prior to the date on which a bonus is paid hereunder in respect of such Performance Period, such Participant shall be entitled to receive a bonus in accordance with the terms of the Plan.

(iii)   If, after the beginning of a Performance Period, a Participant is promoted, demoted, transferred or otherwise moved to a different salary band level or other Plan eligibility level within the Company, the Committee, in its sole discretion, may adjust the bonus that such Participant is entitled to receive hereunder for such Performance Period such that the Participant shall receive, if and when payments with respect to bonuses for such Performance Period are made under Section 5 hereof, ( a ) a payment based on the Participant’s higher salary band level and/or other eligibility level, as the case may be, ( b ) a pro rated bonus based on the Participant’s number of days at each salary band or other eligibility level, based on either the Participant’s highest salary level or average base salary, as determined by the Committee, or ( c ) such other method as the Committee deems appropriate, in each case as otherwise determined in accordance with this Section 4.

(iv)   Notwithstanding the foregoing, if a Participant’s employment terminates for any reason other than for cause prior to the date on which the bonus is paid hereunder, the Committee, in its discretion, may waive any forfeiture pursuant to Section 4(c) in whole or in part.

(d)   Negative Discretion.   Notwithstanding anything else contained in Section 4(b) to the contrary, the Committee shall have the right, in its absolute discretion, ( i ) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(b) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and ( ii ) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(b).

(e)   Affirmative Discretion.   Notwithstanding any other provision in the Plan to the contrary, (i) the Committee shall have the right, in its discretion, to pay to any Participant who is not a Covered Employee a bonus for the year in which the amount paid would ordinarily be deductible by the Company for federal income tax purposes in an amount up to the maximum bonus payable under Section 4(b), based on individual performance or any other criteria that the Committee deems appropriate and ( ii ) in connection with the hiring any person who is or becomes Covered Employee, the Committee may provide for a minimum bonus amount in any Performance Period, regardless of whether performance objectives are attained.

(f)   Committee Minutes.   Once determined in accordance with the terms of the Plan, the performance objectives, Performance Period, goals and payout schedules determined in accordance with this Section 4 shall be included in the Committee’s minutes relating to the meeting at which such objectives and goals were so determined.

5.                  Payment.

Except as otherwise provided hereunder, payment of any bonus amount determined under Section 4 (less the appropriate withholding taxes) shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained (or, in the case of any bonus payable under the provisions of Section 4(e), after the Committee determines the amount of any such bonus). Notwithstanding the foregoing, payment of any bonus amount under the Plan shall be made no later than March 15 of the year following the end of the applicable Performance Period, unless deferred as provided in Section 6.

6.                  Form of Payment.

The Committee shall determine whether any bonus payable under the Plan is payable in cash, in shares of the Company’s common stock awarded pursuant to the SIRVA, Inc. Omnibus Stock Incentive Plan (the “Omnibus Plan”), or in any combination thereof.  Except as provided below, any shares of the Company’s common stock issued in respect of bonuses under the Plan may be awarded in any form or forms permitted under the Omnibus Plan, and shall be subject to the terms and conditions of the Omnibus Plan. Payments made under the Plan, regardless of whether in cash or in shares of the Company’s common stock under the Omnibus Plan, may be eligible for deferral pursuant to the Omnibus Plan or under any plan maintained by the Company or a Subsidiary allowing for deferral of compensation, in each case in accordance with the terms and conditions of such plans and applicable law.

7.                  General Provisions.

(a)   Effectiveness of the Plan.   Subject to the approval by the shareholders of the Company, the Plan shall be effective with respect to calendar years beginning on or after January 1, 2003, and shall continue until terminated by the Board pursuant to Section 7(b) hereof; provided that , to the extent required by applicable law, the material terms and conditions of the Plan shall be presented to the shareholders of the Company for re-approval at the 2007 annual meeting of shareholders and on the fifth anniversary of such meeting and on each successive fifth anniversary thereafter during the term of the Plan.

(b)   Amendment and Termination.   Notwithstanding Section 7(a), the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation under Section 162(m).

(c)   No Right of Continued Employment of Participant.   Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor to confer upon any Participant any right to continue in the employ of the Company or any Subsidiary. No Employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future bonuses under this Plan.

(d)   Beneficiary Designation.   Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his or her death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or otherwise to or by his or her estate.

(e)   No Limitation on Corporate Actions.   Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(f)   Nonalienation of Benefits.   No Participant or beneficiary shall have the power or right to transfer, assign, pledge or otherwise encumber the Participant’s interest under the Plan, except by will or the laws of descent and distribution. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators or legal representatives.

(g)   Withholding.   Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a Subsidiary is required at law to deduct and withhold from such payment.

(h)   Severability.   If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(i)   Governing Law.   The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.

(j)   Headings.   Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.